UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 28, 2009

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as “we” or “AT&T.” We are a holding company whose subsidiaries and affiliates operate in the communications services industry. Our subsidiaries and affiliates provide wireless and wireline telecommunications services and equipment, and directory advertising both domestically and worldwide.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

We announced on January 28, 2009 that fourth-quarter 2008 reported earnings were $0.41 per diluted share compared with $0.51 per share for the fourth quarter of 2007. Fourth-quarter 2008 reported net income was $2.4 billion compared with $3.14 billion for the fourth quarter of 2007. Reported earnings for the full year 2008 were $2.16 per diluted share, up from $1.94 per share for the full year 2007. Reported net income for the full year 2008 was $12.9 billion, up from $11.95 billion for the full year 2007.

2008 results reflected strong wireless subscriber gains and growth in IP and wireless data services.  Growth in these areas more than offset a decline in wireline voice revenues.   2007 results reflected a similar trend and also reflected expense and capital savings of approximately $4.0 billion resulting from consolidating the operations of AT&T Corp.,  AT&T Mobility and BellSouth Corp. following completion of their acquisitions.

On a reported basis, our fourth-quarter 2008 revenues were $31.1 billion compared with $30.3 billion in fourth-quarter 2007 and full-year 2008 revenues were $124.0 billion, up 4.3 percent compared with the previous full year.  Fourth-quarter 2008 operating expenses were $26.2 billion compared with $24.9 billion in the year-ago quarter. Fourth-quarter 2008 reported operating income margin was 15.8 percent, down from 18.1 percent in the year-ago quarter, reflecting continued revenue growth and progress on cost-control initiatives, offset by costs associated with the iPhone 3G launch, severance costs associated with a previously announced force reduction and hurricane-related expenses.

AT&T Mobility’s reported revenues for the fourth-quarter 2008 were $12.9 billion up 13.2 percent versus the year-ago quarter. The increase in revenues reflected an increase in net customers and continued strong growth in data revenues.  AT&T Mobility recorded a net gain of 2.1 million wireless customers in the fourth quarter of 2008, bringing AT&T Mobility's customer base at year-end 2008 to 77.0  million compared to 70.1 million at year-end 2007.  Average revenue per subscriber also increased due to strong growth in data services and increased purchases and use of advanced handsets, including the iPhone 3G.  Fourth-quarter 2008 reported operating expenses totaled $10.2 billion compared with $9.4 billion for the fourth quarter of 2007, reflecting the July 2008 launch of the iPhone 3G, including customer acquisition costs.  Fourth-quarter iPhone 3G activations were 1.9 million and third-quarter activations were 2.4 million.

Revenues from our regional business customers were $3.2 billion, a decrease of 0.9 percent compared to the corresponding quarter in the previous year, reflecting increases in Internet-Protocol-based data services offset by a decline in usage-based, older circuit-based services, primarily voice. Revenues from our consumer customers were $5.3 billion, down 5.3 percent, versus fourth-quarter 2007, as a decline in voice revenues more than offset a continued increase in broadband and video revenues.  Revenues from the enterprise (large business) customer group totaled $4.5 billion, down 3.7 percent versus the year-earlier fourth quarter, reflecting lower voice and circuit-based data transport volumes.  Revenues from wholesale customers increased 1.0 percent versus the year-earlier fourth quarter, continuing the trend of recent quarters with an increase in demand for data services more than offsetting a decline in local voice revenues.

Revenue connections from our consumer customers (retail voice, high speed Internet and video) totaled 47.0 million at year-end 2008 versus 49.4 million at year-end 2007 and 47.5 million at the end of the third quarter of 2008.  Total wireline consumer broadband and TV connections over the past year increased by 1.8 million.  Our total switched access lines declined by 9.7 percent on a year-over-year basis.  The number of U-verse subscribers exceeded 1 million at year-end 2008, with a net gain of 264,000 subscribers in the fourth quarter of 2008.  U-verse deployment reached 17 million living units as of year-end 2008 and we expect to reach approximately 30 million living units across our 22-state local service area by the end of 2011.

We expect that capital expenditures in 2009 will be down 10 to 15 percent from the 2008 level of $20.3 billion.  We expect consolidated revenue growth in the lower-single-digit range for 2009, led by gains in wireless and IP data services.  We expect a significant increase in wireless margins as our iPhone 3G customer base matures, with continued revenue growth.  We expect our consolidated income margin, excluding pension and retiree benefits costs, to be stable.  We expect increased expenses related to pension and retiree benefits reflecting lower investment returns in 2008 on plan assets.  We do not expect significant pension funding requirements in 2009.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: January 28, 2009	By: /s/ John J. Stephens John J. Stephens Senior Vice President and Controller